As filed with the Securities and Exchange Commission on June 7, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TherapeuticsMD, Inc.

(Exact name of registrant as specified in its charter)

Nevada	87-0233535
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

951 Yamato Road, Suite 220 Boca Raton, Florida	33431
(Address of Principal Executive Offices)	(Zip Code)

TherapeuticsMD, Inc.

2019 Stock Incentive Plan, as amended

(Full title of the plan)

Robert G. Finizio

Chief Executive Officer

TherapeuticsMD, Inc.

951 Yamato Road, Suite 220

Boca Raton, Florida 33431

(561) 961-1900

(Name, address, telephone number, including area code, of agent for service)

Copies to:

James C. D’Arecca Chief Financial Officer TherapeuticsMD, Inc. 951 Yamato Road, Suite 220 Boca Raton, Florida 33431 (561) 961-1900	Joshua M. Samek, Esq. DLA Piper LLP (US) 200 South Biscayne Boulevard, Suite 2500 Miami, Florida (305) 423-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☑

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share	22,475,000(2)	$1.23	$27,644,250.00	$3,015.99

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 also covers an indeterminate number of shares of common stock, $0.001 par value per share (“Common Stock”), of TherapeuticsMD, Inc. (the “Registrant”) that may be offered or issued by reason of stock splits, stock dividends or similar transactions effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of the Registrant. In addition, any shares subject to outstanding options or other equity “Awards” (as defined in the TherapeuticsMD, Inc. 2019 Stock Incentive Plan, as amended (the “2019 Plan”)) under the 2019 Plan that are forfeited, expire or otherwise terminate without issuance of the “Shares” (as defined in the 2019 Plan), or if any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award (other than Shares tendered or withheld in connection with the exercise of an Award), the Shares to which those Awards were subject, shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for delivery with respect to Awards under the 2019 Plan.

(2)	Represents shares of Common Stock that were added to the shares reserved for issuance under the 2019 Plan.
(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of Registrant’s Common Stock as reported on The Nasdaq Stock Market LLC on June 4, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by TherapeuticsMD, Inc., a Nevada corporation (the “Registrant”), to register an additional 22,475,000 shares of common stock, $0.001 par value per share, of the Registrant (“Common Stock”), which may be issued under the TherapeuticsMD, Inc. 2019 Stock Incentive Plan, as amended (the “2019 Plan”). The Registrant’s stockholders approved an amendment to the 2019 Plan to increase the number of shares of Common Stock available for issuance under the 2019 Plan (the “Amendment”) at Registrant’s Annual Meeting of Stockholders on May 27, 2021.

This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which a Registration Statement on Form S-8 relating to the same benefit plan is effective, pursuant to the Amendment. The Registrant previously registered shares of its Common Stock for issuance under the 2019 Plan under a registration statement on Form S-8 filed with the Securities and Exchange Commission (“Commission”) on June 21, 2019 (File No. 333-232268) (the “2019 Registration Statement”). Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the 2019 Registration Statement with respect to the shares of Common Stock registered under the 2019 Plan, except to the extent supplemented or amended or superseded by the information set forth or incorporated herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into the Registration Statement the following documents previously filed with the Commission:

(1) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 4, 2021;

(2) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 6, 2021;

(3) The Registrant’s Definitive Proxy Statement on Schedule  14A, filed with the Commission on April 14, 2021;

(4) The Registrant’s Current Reports on Form  8-K filed with the Commission on January  13, 2021, February  16, 2021, April  12, 2021 and May 28, 2021 (provided that any portions of such reports that are deemed furnished and not filed pursuant to instructions to Form 8-K shall not be incorporated by reference into this Registration Statement); and

(5) The description of the Registrant’s common stock included under the heading “Description of Common Stock” in the prospectus forming a part of the Registration Statement on Form S-3 (File No. 333-207837), as filed with the SEC on November 5, 2015, which description has been incorporated by reference in Item 1 of the Registrant’s Form 8-A (File No. 001-00100), as filed with the Commission on October 6, 2017, including any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the effective date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

For purposes of this Registration Statement, any document or statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such document or statement in such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

EXHIBIT NUMBER	DESCRIPTION

4.1	Composite Amended and Restated Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for quarter ended June 30, 2020, filed with the Commission on August 7, 2020).

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit C of the Registrant’s Definitive 14C Information Statement, filed with the Commission on June 29, 2010).

4.3	First Amendment to Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on December 22, 2015).

4.4	Form of Certificate of Common Stock of the Registrant (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-3, filed with the Commission on January 25, 2013 (SEC File No. 333-186189)).

4.5	TherapeuticsMD, Inc. 2019 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 filed with the Commission on June 21, 2019 (SEC File No. 333-232268)).

4.6	First Amendment to the TherapeuticsMD, Inc. 2019 Stock Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 14, 2021).

5.1	Opinion of Greenberg Traurig, LLP.

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on June 7, 2021.

THERAPEUTICSMD, INC.

By:	/s/ Robert G. Finizio

Name:	Robert G. Finizio
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert G. Finizio and James C. D’Arecca, and each one of them acting alone, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Robert G. Finizio	Chief Executive Officer, Director (Principal Executive Officer)	June 7, 2021
Robert G. Finizio

/s/ James C. D’Arecca	Chief Financial Officer (Principal Financial Officer)	June 7, 2021
James C. D’Arecca

/s/ Michael Donegan	Chief Accounting Officer (Principal Accounting Officer)	June 7, 2021
Michael Donegan

/s/ Tommy G. Thompson	Chairman of the Board of Directors	June 7, 2021
Tommy G. Thompson

/s/ Paul M. Bisaro	Director	June 7, 2021
Paul M. Bisaro

/s/ J. Martin Carroll	Director	June 7, 2021
J. Martin Carroll

/s/ Cooper C. Collins	Director	June 7, 2021
Cooper C. Collins

/s/ Karen L. Ling	Director	June 7, 2021
Karen L. Ling

/s/ Jules A. Musing	Director	June 7, 2021
Jules A. Musing

/s/ Gail K. Naughton	Director	June 7, 2021
Gail K. Naughton, Ph.D.

/s/ Angus C. Russell	Director	June 7, 2021
Angus C. Russell